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                                                                    Exhibit 23.7



American Heritage Life Investment Corporation
1776 American Heritage Life Drive
Jacksonville, FL 32224

         We hereby consent to the use of our opinion letter dated July 8, 1999 to the Board of Directors of American Heritage Life Investment Corporation included as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of American Heritage Life Investment Corporation with and into A.P.L. Acquisition Corporation, a wholly owned subsidiary of The Allstate Corporation and to the references to such opinion in such Proxy Statement/ Prospectus under the captions "Summary --Opinion of Financial Advisor," "The Merger --Background of the Merger," "--Recommendation of the American Heritage Life Board; Reasons for the Merger," and "Opinion of Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


September 24, 1999